National Government Services.

A CMS Contracted Agent

National Government Services, Inc.
www.NGSMedicare.com

Medicare

June 2007

Clarification on External Infusion Pump LCD- infusing Subcutaneous Immune Globulin:

The Freedom 60 Syringe Infusion Pump is the ***only*** allowable pump to be billed with the Subcutaneous Immune Globulin (SCIG). The code for this pump for dates of service 1/1/00 - 5/16/07 is E0780. For dates of service on or after 5/17/07 the correct code is E0779 per SADMERC. The items being billed must be supported by corresponding documentation. All other pumps or modifiers will result in a denial.

- DOS on or prior to 5/16/07 E0780NU
- DOS on or after 5/17/07 E0779RR (with correct monthly modifier KH, KI, KJ)

The codes pertaining to this pump are in different payment categories. They should be billed according to the correct payment category and corresponding modifiers:

- E0780 is an inexpensive or other routinely purchased (IRP) item therefore, the only allowable modifier is the (NU) indicating a purchase.

- E0779 is a capped rental item with the only allowable modifier (RR) indicating it is a rental. The correct monthly modifiers (KH,KI,KJ) must also be used to indicate which month the rental is for. (i.e. KH- month 1; KI- months 2 and 3; KJ- months 4 through 13)

Refer to the External Infusion Pump LCD at the TriCenturion website for additional information.